Exhibit 23.10

CONSENT OF EXPERT

In connection with the Registration Statement on Form F-10, including any amendments thereto (the “Registration Statement”), of Yamana Gold Inc., I, Marcos Valencia A., P. Geo., Corporate Manager R&R, Andes/Mexico of Yamana, hereby consent to the use of my name in connection with the reference to the mineral resource estimate for the El Peñón Project as at December 31, 2014 (the “Estimate”) and the report entitled “Technical Report for Gualcamayo Project, San Juan, Argentina, Report for NI 43-101 pursuant to National Instrument 43-101 of the Canadian Securities Administrators” dated March 25, 2011 (the “Report”) and to the inclusion or incorporation by reference of references to and summaries of the Estimate and the Report in the Registration Statement.

YAMANA GOLD INC.

By:	/s/ Marcos Valencia A.
Name:	Marcos Valencia A., P. Geo.
Title:	Corporate Manager R&R, Andes/Mexico

Dated: February 24, 2015